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Tim Solso to Retire as Cummins Chairman and CEO

  President and COO Tom Linebarger to Assume Top Leadership Role

COLUMBUS, IND – The Board of Directors of Cummins Inc. (NYSE: CMI) today announced the retirement of Tim Solso, 64, the Company’s Chairman and Chief Executive Officer since 2000.  Solso will be succeeded by Tom Linebarger, Cummins President and Chief Operating Officer. Linebarger, 48, has been with Cummins 17 years, and was formerly President of Cummins Power Generation and served as the Company’s Chief Financial Officer. He will assume his new role on January 1, 2012.

During Solso’s tenure, the Company’s market capitalization has grown tenfold and Cummins has been recognized for its leadership in emissions reduction technologies and related environmental activities, financial performance and corporate responsibility, as well as diversity and human rights issues. Solso will continue in his role through December 31 to ensure a smooth transition between the two leaders.

“The time has come to say thank you and best wishes to an extraordinary business leader and a wonderful human being,” said Alexis Herman, Lead Director of the Cummins Board of Directors and Chair of the Governance and Nominating Committee. “Tim has led the Company through many years of record performance and outstanding shareholder returns. He championed Cummins’ international growth and the importance of a diverse workforce.  Equally impressive has been his unwavering focus on corporate responsibility and making a difference in the communities where Cummins does business.”

Herman continued: “In Tom Linebarger we have an individual who shares the same qualities of leadership and commitment to Cummins’ values as his predecessors. He has extensive experience in the operational and financial aspects of the Company. And he brings with him limitless energy and enthusiasm for the rigors of competing in a challenging global business environment.”

Solso has had a 40-year career with Cummins

Solso joined Cummins in 1971 after receiving a master’s degree in Business Administration from Harvard University and a bachelor’s degree in psychology from DePauw University in 1969. He began as assistant to the Vice President of Personnel and later moved into the operations side of the business. During his career, he has worked in various global locations, including Huddersfield, England, and Sao Paolo, Brazil. After 29 years in the business, he was named Chairman and CEO in 2000.

During Solso’s tenure, Cummins has achieved numerous milestones:

  Company sales grew from $6.6 billion in 2000 to $13.2 billion in 2010 – Cummins’ best year ever with a record profit of more than $1 billion.

  From 2000 through 2010, Cummins’ shareholders enjoyed a total return of 1300 percent. The Company had two stock splits, four dividend increases and bought back $1 billion worth of Cummins’ stock.

  Cummins international business grew from 40 percent of sales in 2000 to more than 60 percent in 2010, including more than 50 joint venture partnerships around the globe.

  The Company was among the first to meet the Environmental Protection Agency’s rigorous diesel emission standards in 2002, 2007 and 2010, establishing technology and environmental leadership that are the hallmarks of its global products today.

Solso was named a top five finalist to Marketwatch’s CEO of the Decade in 2010 and to Barron’s list of the 30 Most Respected CEOs for 2010 and 2011. In 2007, he was selected as the national Six Sigma CEO of the year and received the Anti-Defamation League’s Man of Achievement Award. That same year he was named the International Executive of the Year by the Academy of International Business and received the American Business Award for Best Chairman.

In announcing his retirement, Solso said: “I am proud to have been part of the leadership team of this great Company as we grew sales, established technology leadership, expanded our global reach and restructured our businesses even as we dealt with the impact of two major recessions. Cummins’ future is very promising and no one is better qualified to lead the Company during the exciting times ahead than Tom Linebarger. He has the energy, experience and business know-how Cummins needs to compete in our markets around the world.

“With Tom as CEO, Cummins will remain committed to the strategic principles, business objectives and core values that have been the hallmark of our business success,” Solso added. “The Company’s focus will be on profitable growth, providing better products and services for customers and maintaining a strong commitment to the environment and the communities where we do business.”

Linebarger has been a leader in operational, finance and strategy roles

Linebarger joined Cummins in 1994 and served in various roles, including as Managing Director of Cummins Turbo Technologies and Vice President of the Engine Business’ Supply Chain Management before being named Chief Financial Officer in 2000. Linebarger moved to the position of President of Power Generation in 2003 and quickly helped return that business to profitability. Today, Power Generation is at record levels in sales growth and profitability and is expanding its businesses globally.

He was named President and Chief Operating Officer in 2008.

Prior to joining Cummins, Linebarger was an investment manager for the Prudential Investment Corporation. He has masters degrees in business and manufacturing systems engineering from the Stanford Graduate School of Business and the School of Engineering. His undergraduate degrees are in mechanical engineering and economics. He has worked in Singapore, Hong Kong and the United Kingdom.

He has been Director of Harley-Davidson Inc. since 2008.

Herman said the Board is confident the transition between the two leaders will be one of orderly change: “Tom has been a very successful President and COO. He understands Cummins operations, customers, products and employees. He lives Cummins values, including championing diversity and corporate responsibility around the world. He has a strong focus on performance and delivering value for shareholders. Together with Tim, he successfully led Cummins through this most recent recession and helped the Company emerge more profitable than ever.”

Linebarger will be only the sixth executive to lead the Company since it was founded in 1919.

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins employs approximately 40,000 people worldwide and serves customers in approximately 190 countries and territories through a network of more than 600 company-owned and independent distributor locations and approximately 6,000 dealer locations. Cummins earned $1.0 billion on sales of $13.2 billion in 2010. Press releases can be found on the Web at www.cummins.com.

Forward-looking disclosure statement

Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins Securities and Exchange Commission filings.